EXHIBIT 99.1



                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                         SUPPLEMENTARY INFORMATION
           SUMMARIZED FINANCIAL INFORMATION OF PARAGON COMMUNICATIONS
                                  (Unaudited)


         TWE has an indirect 50% ownership interest in Paragon
Communications ("Paragon"), a cable system joint venture accounted for on the equity basis. A summary of financial information of Paragon (100% basis) is set forth below:

PARAGON COMMUNICATIONS
                                    Three Months               Six Months
                                    Ended June 30,             Ended June 30,
                                    1994        1993          1994      1993
                                                     (millions)
OPERATING STATEMENT INFORMATION
Revenues                            $ 87       $ 85           $173      $169
Operating income                      20         23            41         43
Net income                            15         16            31         30



                                                   June 30,      December 31,
                                                     1994            1993
                                                          (millions)

Balance Sheet Information
Property, plant and equipment                        $ 387          $ 385
Cable television franchises                            211            216
Total assets                                           625            627
Debt                                                   287            320
Total liabilities                                      356            390